Exhibit 10.57
CONFIDENTIAL
April 10, 2017
Sebastian Deschler
TerraForm Power, Inc.
7550 Wisconsin Avenue, 9th Floor
Bethesda, Maryland 20814

Re:	Retention Award
Dear Sebastian Deschler,
TerraForm Power, Inc. (together with its affiliates, “TerraForm”) has selected you to receive a special retention award to encourage you to remain employed by TerraForm through and beyond the successful closing of the transaction with Brookfield Asset Management pursuant to the Merger and Sponsorship Transaction Agreement by and among TerraForm Power, Inc., Orion US Holdings 1 L.P. and BRET ERP Holdings Inc. dated as of March 6, 2017 (the “Transaction”).

1.	Your Retention Award
(a)    The Amount of Your Award. Subject to the terms and conditions set forth below, you will receive a cash retention award of USD $290,686.16 (your “Retention Award”).
(b)    Vesting and Forfeiture. Seventy five percent (75%) of your Retention Award will vest on the consummation of the Transaction with Brookfield Asset Management and the remaining twenty five percent (25%) will vest ninety (90) days following the consummation of the Transaction (each of the Transaction consummation and the ninety days following, a “Vesting Date”). To receive the relevant portion of your Retention Award, you must be employed by TerraForm on the applicable Vesting Date. If the Transaction has not closed by March 31, 2018, one hundred percent (100%) of you Retention Award will vest on that date.
(c)    Accelerated Vesting of Your Award. You will remain entitled to receive any unpaid portion of your Retention Award if TerraForm terminates your employment without Cause (as defined below) on a date that occurs before an applicable Vesting Date. TerraForm’s obligation to recognize the accelerated vesting following a termination without Cause is subject to signing a separation and release of claims agreement (the “TerraForm Release”) on a form with customary terms to be supplied by TerraForm at or promptly following the date of termination.
(d)    Payment. The relevant portion of your Retention Award that is not forfeited will be payable to you as soon as practicable following the applicable Vesting Date, but in any event within thirty days following that Vesting Date.
(e)    Cause. For purposes of this letter, “Cause” means your (1) continued failure to substantially perform your duties to TerraForm; (2) conviction of, or plea of guilty or nolo contendere to, a felony; (3) engaging in illegal conduct or gross misconduct that causes financial or reputational harm to TerraForm; or (4) engaging in fraud in connection with the business of TerraForm or misappropriation of TerraForm’s funds or property. TerraForm shall determine in its discretion whether your employment with TerraForm was terminated for Cause, and you agree that, in consideration of this letter, any such determination shall be binding on you.

2.	General Provisions
(a)    Not a Contract of Employment; No Assignment. You and TerraForm acknowledge that this letter does not constitute a contract of employment with TerraForm. This letter is personal to you and you will not have any right to transfer, assign, pledge, alienate or create a lien upon this letter or any rights hereunder. The Retention Award is unfunded and unsecured and payable out of the general funds of TerraForm.
(b)    Amendments and Waivers. Any provision of this letter may be amended or waived but only if the amendment or waiver is in writing and signed by TerraForm (and, in the case of an amendment, by you).
(c)    Taxes. The Retention Award shall be subject to withholding and other taxes as required under applicable law.
(d)    Governing Law. The laws of the State of Delaware applicable to agreements to be performed entirely within the State of Delaware govern all matters arising out of or relating to this letter, including its interpretation, construction, performance and enforcement.
(e)    Entire Agreement. This letter sets forth the entire agreement between the parties with respect to the subject matter hereof, and fully supersedes any and all prior agreements, understandings, or representations between the parties pertaining to a retention bonus for 2017.
(f)    Counterparts. This letter may be executed as counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.
*               *               *
Very truly yours,
/s/ Peter Blackmore
Peter Blackmore
Chairman and Interim Chief Executive Officer

TerraForm Power • 7550 Wisconsin Ave, 9th Floor, Bethesda, MD 20814 • www.terraform.com